Exhibit 5.1

Morris Zarif

Tel:: +1-732-755-0146

Email: mzarif@zariflg.com

July 18, 2025

Zoomcar Holdings, Inc.

Anjaneya Techno Park, No. 147, First Floor

Kodilalli, Bangalore, India

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 6,008,017 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 369,311 shares of our Common Stock that our shareholders approved as an increase to the available shares issuable under the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan (the “plan”) at a special meeting of stockholders held on February 18, 2025, (ii) 4,638,706 shares of our Common Stock that our board of directors (the “Board”) approved on July 7, 2025, as an increase to the available shares issuable under the Plan, and (iii) 1,000,000 shares of Common Stock issuable to Deepankar Tiwari as an inducement grant to accept employment as the Company’s Chief Executive Officer as a non-statutory restricted stock award outside of the Plan pursuant to a Non-Statutory Inducement Award Agreement (the “Inducement Award Agreement”).

In arriving at the opinion expressed below, we have examined and relied upon the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, the records of meetings and consents of the Company’s Board of Directors, or committees thereof, records of the proceedings of stockholders deemed to be relevant to this opinion letter, the Plan, and the Inducement Award Agreement, each as provided to us by the Company, and the Registration Statement.

Morris Zarif

Tel:: +1-732-755-0146

Email: mzarif@zariflg.com

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of the Shares pursuant to the Plan and the Inducement Award Agreement. We have also assumed that the purchase price or other consideration to be received by the Company for the Shares will be valid consideration equal to or in excess of the par value of the Common Stock. In rendering the opinion expressed below, we express no opinion other than as to the Delaware General Corporation Law.

On the basis of the foregoing, it is our opinion that the Shares, when issued and delivered by the Company in accordance with the terms of the Plan and Inducement Award Agreement and the awards thereunder against the Company’s receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ZARIF LAW GROUP P.C.

By:	/s/ Morris C. Zarif

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